Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of TCF Financial Corporation,
Plan Participants, Plan Sponsor and Plan Administrator of the
TCF 401K Plan:

We consent to the incorporation by reference in the registration statement Nos. 333-205796, 333-184676, 333-168893, 333-154929, 333-146741, 333-113748 and 333-72394 on Form S-8 of TCF Financial Corporation of our report dated June 27, 2018, with respect to the statements of net assets available for plan benefits of the TCF 401K Plan as of December 31, 2017 and 2016, the related statements of changes in net assets available for plan benefits for the years then ended and related notes (collectively, the "financial statements"), and the supplemental schedule of assets (held at end of year) as of December 31, 2017 and the supplemental schedule of reportable transactions for the year ended December 31, 2017, which report appears in the December 31, 2017 annual report on Form 11-K of the TCF 401K Plan.

/s/ KPMG LLP

Minneapolis, Minnesota
June 27, 2018